Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Eon Labs, Inc.

Christopher LoSardo

Phone 718-276-8600

www.eonlabs.com

Eon Labs Reports Record Second Quarter 2003 Sales of $78.7 Million, an increase of 51.3%, and Record Earnings of $18.0 Million, an increase of 89.7%

LAURELTON, N.Y., July 24, 2003 - Eon Labs, Inc. (Nasdaq: ELAB) today reported net income of $18.0 million for the second quarter ended June 30, 2003, compared to $9.5 million in the comparable quarter in 2002, an increase of 89.7%.  For the six months ended June 30, 2003, net income was $33.1 million, compared to $15.9 million in the comparable period in 2002, an increase of 109.1%.

Diluted earnings per share was $0.40 for the second quarter ended June 30, 2003, compared to $0.25 per share in the comparable quarter in 2002, an increase of 60.0%.  The second quarter ended June 30, 2003 included the recovery of legal fees of $3.5 million which increased earnings by $0.05 per share.  For the six months ended June 30, 2003, diluted earnings per share was $0.73, compared to $0.44 per share in the comparable period in 2002, an increase of 65.9%.

Dr. Bernhard Hampl, President and Chief Executive Officer, commented, “ We are pleased to report another record for sales and earnings for the second quarter ended June 30, 2003. Equally important is our demonstrated commitment to research and development.  During the second quarter of 2003, we spent more than $5 million on research and development activities that will add to our future pipeline.  In addition, the recovery of $3.5 million of legal fees from GlaxoSmithKline relating to our Nabumetone patent infringement lawsuit was satisfying after years of costly litigation expenses.”

Net sales were $78.7 million for the second quarter ended June 30, 2003, compared to $52.0 million in the comparable period in 2002, an increase of 51.3%.  The majority of the sales growth for the second quarter was due to new products either introduced at the end of or subsequent to the second quarter ended June 30, 2002.  An overall increase in unit volumes of existing products also contributed to the sales growth.  Net sales were $149.5 million for the six months ended June 30, 2003, compared to $100.2 million in the comparable period in 2002, an increase of 49.2%.

The Company expects net sales and diluted earnings per share for the third quarter ending September 30, 2003 to be between $70 million and $75 million and $0.30 and $0.33 per share, respectively.  For the full year 2003, the Company estimates net sales and diluted earnings per share to be between $290 million and $300 million and $1.31 and $1.36 per share, respectively.

FINANCIAL REVIEW

Gross profit as a percentage of net sales was 52.9% for the second quarter ended June 30, 2003 compared to 54.4% for the comparable quarter in 2002.  The decrease in gross margin percent was due to a change in product mix partially offset by the increased utilization of manufacturing capacity, particularly at our North Carolina facility.

Research and Development expenses increased by 90.3% to $5.7 million for the second quarter ended June 30, 2003, compared to $3.0 million in the comparable quarter in 2002.  The increased R&D spending was primarily attributed to expenses related to bio-studies and materials and reflects an acceleration of the Company’s product development activities.  Eon has 14 ANDAs pending with the FDA, including 5 tentative approvals, and a final approval for Omeprazole 10mg and 20mg capsules that still requires legal clearance, representing total annual brand sales exceeding $7.7 billion.

Other selling, general and administrative expenses (“SG&A”) decreased to $5.3 million for the second quarter ended June 30, 2003, compared to $7.1 million in the comparable quarter in 2002.  The decrease is primarily attributable to an agreement that provided for the recovery of legal fees aggregating $3.5 million related to patent infringement litigation involving Nabumetone.  Excluding the recovery of legal fees, SG&A increased by $1.7 million to $8.8 million for the second quarter ended June 30, 2003, but decreased as a percentage of net sales to 11.2% from 13.6% in the comparable quarter in 2002.  The increase in SG&A was principally due to higher insurance premiums for product liability and directors and officers’ coverage, and an increase in distribution costs due to increased sales volume.

Interest expense for the second quarter ended June 30, 2003 decreased $1.3 million compared to the comparable quarter in 2002 principally due to lower debt levels.

The effective tax rate for the second quarter ended June 30, 2003 was 40.0%, down from 41.0% in the comparable quarter in 2002 principally due to lower state and local taxes.

In order to provide a basis by which to compare our results in the current quarter and the six months ended June 30, 2003 with results for the comparable periods in 2002, we have adjusted net income as presented under Generally Accepted Accounting Principles (GAAP) for the following items:  deferred stock based compensation, expenses for research and development contracts unrelated to our business that were transferred prior to our IPO and interest expense on related party debt that was paid or exchanged in connection with our IPO.  In addition, and in order to provide comparability between Eon and other companies in our sector, adjusted net income also excludes amortization of pushdown intangible assets that arose from the acquisition in December 2000 of the remaining 50% interest in Eon by Hexal Pharmaceuticals, Inc. On an as adjusted basis, net income for the second quarter ended June 30, 2003 would have been $18.6 million, as compared to $10.8 million for the comparable quarter in 2002, an increase of 72.2%. For the six months ended June 30, 2003, on an as adjusted basis, net income would have been $34.4 million, as compared to $19.2 million for the comparable period in 2002, an increase of 79.2%.

Eon will conduct a live audio webcast today at 10:00 a.m. Eastern Time to discuss the financial results for the second quarter of 2003.  To access the live audio webcast, visit the Investor Relations section of our website at www.eonlabs.com and follow the link.   Interested persons may listen to the live conference call by dialing (800) 589-4298 (U.S. only) or (719) 457-0349 (international).  The passcode for the conference call is ELAB.  A replay of the conference call will be available until 5:00 p.m. Eastern Time on July 30, 2003 by dialing (888) 203-1112 (U.S. only) or (719) 457-0820 (international).  The passcode for the replay is 563460.  The replay will also be available on the Investor Relations section of the Eon Labs, Inc. website.

Eon Labs is a generic pharmaceutical company specializing in developing, licensing, manufacturing, selling and distributing a broad range of prescription pharmaceutical products.  For press releases and other information, visit the Eon Labs, Inc. website at www.eonlabs.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Eon Labs, Inc. and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	$78,681	$52,000	$149,538	$100,198
Cost of sales	37,081	23,697	69,526	48,682
Gross profit	41,600	28,303	80,012	51,516

Operating expenses:
Selling, general and administrative expenses:
Amortization of other intangible assets	940	940	1,880	1,880
Other selling, general and administrative expenses	5,316	7,075	14,053	13,228
Research and development expenses	5,680	2,985	9,322	6,266
Total operating expenses	11,936	11,000	25,255	21,374

Operating income	29,664	17,303	54,757	30,142

Other income and (expense):
Interest income	333	126	664	166
Interest expense	(16)	(1,331)	(300)	(3,444)
Other income, net	74	11	111	11
Total other income (expense), net	391	(1,194)	475	(3,267)

Income before income taxes	30,055	16,109	55,232	26,875
Provision for income taxes	(12,023)	(6,605)	(22,093)	(11,025)
Net income	$18,032	$9,504	$33,139	$15,850

Net income per common share:
Basic	$0.41	$0.51	$0.75	$1.70
Diluted	$0.40	$0.25	$0.73	$0.44

Weighted average common shares outstanding:
Basic	44,245,597	18,497,264	44,179,921	9,299,729
Diluted	45,255,145	38,405,203	45,235,043	35,956,869

Eon Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2003 and December 31, 2002

(Dollars in thousands)

(unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Current assets
Cash and cash equivalents	$38,593	$62,323
Short-term investments	74,278	24,961
Other current assets	128,715	120,098
Total current assets	241,586	207,382

Property, plant and equipment, net	46,105	42,788
Goodwill and other intangible assets, net	74,820	76,701
Other assets	2,249	3,000
Total assets	$364,760	$329,871

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$64,245	$64,289
Long-term liabilities	7,313	7,428
Total liabilities	71,558	71,717
Total stockholders’ equity	293,202	258,154
Total liabilities and stockholders’ equity	$364,760	$329,871

Eon Labs, Inc.

Reconciliation of Net Income

(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net income, as reported	$18.0	$9.5	$33.1	$15.9

Adjustments for comparability:
Pushdown amortization of intangibles (i)	0.9	0.9	1.9	1.9
R&D unrelated to generics (ii)	—	—	—	0.5
Interest expense on related party debt (iii)	—	1.0	—	2.5
Deferred stock based compensation (iv)	0.1	0.3	0.2	0.6
Tax affect of above	(0.4)	(0.9)	(0.8)	(2.2)
	0.6	1.3	1.3	3.3

Net income, as adjusted	$18.6	$10.8	$34.4	$19.2

Notes:

(i)	amortization of pushdown intangible assets.
(ii)	transfer of R&D contracts unrelated to generic products completed prior to the IPO.
(iii)	elimination of interest on related party debt paid or exchanged at IPO.
(iv)	charges related to SAR Plan converted to Stock Option Plan effective September 30, 2001.